EXHIBIT 21

Legal Name	State of Incorporation
Baldwin Risk Partners, LLC	Delaware
Baldwin Krystyn Sherman Partners, LLC	Florida
BKS Partners Private Risk Group, LLC	Florida
BRP Medicare Insurance Holdings, LLC	Florida
BRP Medicare Insurance, LLC	Florida
BRP Medicare Insurance II, LLC	Florida
BRP Medicare Insurance III, LLC	Florida
BRP Main Street Insurance Holdings, LLC	Florida
BKS D&M Holdings, LLC	Florida
BRP D&M Insurance, LLC	Florida
BRP Insurance Intermediary Holdings, LLC	Florida
AB Risk Specialist, LLC	Florida
KB Risk Solutions, LLC	Florida
BKS Financial Services Holdings, LLC	Florida
BKS Financial Investments, LLC	Florida
BKS Securities, LLC	Florida
League City Office Building, LLC	Florida
Millennial Specialty Insurance, LLC	Florida
BRP Colleague, Inc.	Florida
BRP Specialty Wholesale, LLC	Florida
Guided Insurance Solutions, LLC	Florida
BRP Pendulum, LLC	Florida